Exhibit 10.1

JO-ANN STORES, INC.
COMPENSATION CLAWBACK POLICY

The following policy is effective with respect to annual incentives, equity-based awards and other performance-based compensation granted on or after January 1, 2010.

Each executive officer shall repay or forfeit, to the fullest extent permitted by law, any annual incentive or other performance-based compensation received by him or her if:

•	the payment, grant or vesting of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of the Corporation’s financial statements filed with the Securities and Exchange Commission, or the amount of the award was based upon the achievement of metrics which subsequently were determined to have been overstated,

•	the Board determines in its sole discretion, exercised in good faith, that the executive officer engaged in fraud or misconduct that caused or contributed to the need for the restatement or caused or contributed to the overstatement of the metrics,

•	the amount of the compensation that would have been received by the executive officer had the financial results been properly reported, or the achievement of the metrics been properly stated, would have been lower than the amount actually received, and

•	the Board determines in its sole discretion that it is in the best interests of the Corporation and its stockholders for the executive officer to repay or forfeit all or any portion of the compensation.

In addition, if the Board determines that this policy applies to an executive officer, then in addition to the above provisions, the executive officer shall, to the fullest extent permitted by law: (i) forfeit any outstanding equity-based awards, to the extent determined by the Board, and (ii) repay the amount or forfeit the stock received upon settlement of any time-based equity award, stock option or any other equity-based award, to the extent determined by the Board.

The Board, acting solely by the independent directors as identified under the applicable exchange listing standards, shall have full and final authority to make all determinations under this policy, including without limitation whether the policy applies and if so, the amount of compensation to be repaid or forfeited by the executive officer. All determinations and decisions made by the Board pursuant to the provisions of this policy shall be final, conclusive and binding on all persons, including the Corporation, its affiliates, its stockholders and employees.

From and after January 1, 2010, each executive officer annually shall execute an agreement to be bound by the terms of this policy, and each award agreement or other document setting forth the terms and conditions of any annual incentive, equity-based award or other performance-based award granted to an executive officer shall include a provision incorporating the requirements of this policy. The remedy specified in this policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Corporation.